CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Rochester Ohio Municipal Fund:

We consent to the use, in this Registration Statement of Oppenheimer Rochester Ohio Municipal Fund (the Fund), of our report dated May 16, 2011, relating to the financial statements and financial highlights of the Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the heading “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

/s/ KPMG LLP

                         KPMG LLP

Denver, Colorado

July 27, 2011